Exhibit 99.1

Autoliv Expands Active Safety Capability

(Stockholm, Sweden, July 16, 2015.) – – – Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb), the worldwide leader in automotive safety systems announced today that it has entered into a definitive agreement to acquire the automotive business of M/A-COM Technology Solutions Holdings, Inc. (NASDAQ: MTSI) (MACOM).

The “Automotive Solutions” business that Autoliv intends to acquire is a carve-out of the automotive business of MACOM, a leading supplier of high-performance analog RF, microwave, millimeterwave and photonic semiconductor products.

The “Automotive Solutions” business of MACOM is a leading supplier of integrated, embedded Global Positioning System (GPS) modules to the automotive industry. Based in Lowell, Massachusetts, USA, the business includes 25 technical, commercial and manufacturing support employees focused on the design, development and production of GPS modules. The 2015 annual revenue estimate is to be around $90 million and this transaction is expected to be accretive to Autotliv margins upon closing.

Other technologies and intellectual property included in the transaction are various Radio Frequency (RF) and antenna products (hardware and software) and Electronic Horizon, which is an advanced driver assistance system connecting navigation and GPS data to improve safety, fuel efficiency and reduce emissions.

“This acquisition expands our capability in the Active Safety market and provides additional building blocks to our portfolio in automated driving”, said Autoliv Chairman, President & CEO Mr. Jan Carlson. “This transaction also reinforces our commitment to our safety systems approach”, added Mr. Carlson.

The purchase price for the “Automotive Solutions” business is $100 million in cash, subject to customary working capital and other adjustments, plus up to an additional $30 million in cash based on achievement of revenue-based earn-out targets through 2019. In addition, MACOM has agreed to perform consulting services for Autoliv over a 2-year period for up to $15 million in fees.

The acquisition is expected to close during the third quarter of 2015 and is subject to customary closing conditions, including regulatory approval.

Inquiries:

Ray Pekar, Vice President Investor Relations Americas.	Tel +1 248 475 0427

Thomas Jönsson, Group Vice President Communications.	Tel +46 (0)8 58 72 06 27

Autoliv Inc.	Autoliv North America
World Trade Center	26545 American Drive
Klarabergsviadukten 70, section C6	Southfield, MI 48034, USA
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Tel +1 (248) 794 4537
Tel +46 (8) 58 72 06 27	e-mail: ray.pekar@autoliv.com
e-mail: thomas.jonsson@autoliv.com

About Autoliv

Autoliv, Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has close to 80 facilities with more than 60,000 employees in 28 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier.Sales in 2014 amounted to US $9.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

About MACOM

MACOM (http://www.macom.com/) is a leading supplier of high-performance analog RF, microwave, millimeterwave and photonic semiconductor products that enable next-generation Internet and modern battlefield applications. Recognized for its broad catalog portfolio of technologies and products, MACOM serves diverse markets, including high speed optical, satellite, radar, wired and wireless networks, industrial, medical, and mobile devices. A pillar of the semiconductor industry, MACOM thrives on more than 60 years of solving its customers’ most complex problems, serving as a true partner for applications ranging from RF to Light.

Headquartered in Lowell, Massachusetts, MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard. MACOM has design centers and sales offices throughout North America, Europe, Asia and Australia.

MACOM, M/A-COM, M/A-COM Technology Solutions, M/A-COM Tech, Partners in RF & Microwave, Partners from RF to Light, The First Name in Microwave and related logos are trademarks of MACOM. All other trademarks are the property of their respective owners.

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future, including closing of the acquisition, anticipated revenue of the acquired business and the anticipated product offering. All forward-looking statements are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

Autoliv Inc.	Autoliv North America
World Trade Center	26545 American Drive
Klarabergsviadukten 70, section C6	Southfield, MI 48034, USA
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Tel +1 (248) 794 4537
Tel +46 (8) 58 72 06 27	e-mail: ray.pekar@autoliv.com
e-mail: thomas.jonsson@autoliv.com